Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES THIRD QUARTER 2021 RESULTS

- Continued Execution Drove Solid Third Quarter Results -

- Completed Strategically and Financially Accretive Acquisitions -

- Strengthened Balance Sheet With Successful October Equity Offering Reducing Leverage to 0.8x*-

- Increased Guidance for Full Year 2021 -

Little Rock, Arkansas (November 9, 2021) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•	Total revenue of $132.6 million increased 56.5% compared to the prior year quarter.

•	Net income of $2.2 million compared to a net loss of $30.7 million in the prior year quarter, largely due to higher revenues and fair value adjustment charges in the prior year.

•	Adjusted EBITDA[1] of $21.5 million increased 28.6% compared to the prior year quarter. Adjusted EBITDA margin[1] of 16.2%.

•	Completed two strategically and financially accretive transactions in the third quarter.

First Nine Months 2021 Highlights

•	Total revenue of $402.6 million increased 83.4% compared to the prior year period.

•

Net loss of $23.9 million compared to a net loss of $58.8 million in the prior year period, primarily due to higher revenues and lower fair value adjustment charges in the current year versus the prior year.

•	Adjusted EBITDA[1] of $59.2 million grew 63.9% compared to the prior year period. Adjusted EBITDA margin[1] of 14.7%.

“We continue to experience strong performance across our business which was evident during the third quarter as it has been in prior quarters,” stated Vijay Manthripragada, Montrose’s Chief Executive Officer. “Though we are increasing our outlook for 2021 to reflect continued outperformance, we believe it is important to anchor on our base business including a more normalized CTEH as that will be the basis for our 2022 outlook. Because Montrose continues to benefit from broader industry tailwinds and our unique strategy and position within the environmental industry, our long term outlook remains optimistic.”

Mr. Manthripragada continued, “We remain pleased to see the continued focus on environmental stewardship by investors, by capital markets, and by our clients, which we expect will drive additional demand for our environmental solutions

*

Leverage is calculated under Montrose’s credit agreement, pro forma for the follow-on offering completed in October 2021. As of September 30, 2021, without giving effect to the follow-on offering, Montrose’s leverage ratio under its credit facility, which includes the impact of acquisition-related contingent earnout payments that may become payable in cash, was 2.8 times.

(1)

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

in the years ahead. I am particularly grateful to my team for their continued efforts as these great results belong to all of them.”

Third Quarter 2021 Results

Total revenue in the third quarter of 2021 increased 56.5% to $132.6 million compared to $84.7 million in the prior year quarter. The increase in revenues was primarily driven by organic growth in our Assessment, Permitting and Response and Remediation and Reuse segments, partially offset by a decrease in revenues in our Measurement and Analysis segment. Third quarter revenue growth also benefited from the acquisitions of MSE Group, LLC (MSE) in January 2021, Vista Analytical Laboratory, Inc. (Vista) in June 2021, and Environmental Intelligence, LLC (EI) in July 2021.

Net income was $2.2 million, compared to a net loss of $30.7 million in the prior year quarter. The year-over-year change was primarily attributable to higher revenues in the current year and fair value adjustment charges in the prior year related to contingent earn-out obligations and the Series A-2 preferred stock.

Adjusted EBITDA1 increased to $21.5 million, compared to $16.7 million in the prior year quarter. The increase in Adjusted EBITDA1 was driven by higher revenues. Adjusted EBITDA margin1 declined 350 basis points to 16.2% compared to 19.7% in the prior year quarter, mainly due to business mix, particularly the lower margin pandemic response services provided by CTEH, and the planned and expected normalization of margins in certain business lines following temporary cost mitigation actions taken at the start of the COVID-19 pandemic, which have been reversed.

First Nine Months 2021 Results

Total revenue in the first nine months of 2021 increased 83.4% to $402.6 million compared to $219.5 million in the prior year period. Excluding discontinued services, which generated no revenue and $3.8 million in the 2021 and 2020 periods, respectively, total revenue increased 86.7%. The increase in revenue was driven by a full nine-month period including the results of CTEH and organic growth across all three of our segments, as well as the acquisitions of MSE, Vista, and EI.

Net loss was $23.9 million compared to a net loss of $58.8 million in the prior year period. The year-over-year difference in net loss primarily reflected higher revenues in the current year and significantly lower fair value charges related to the Series A-2 preferred stock.

Adjusted EBITDA1 increased 63.9% to $59.2 million compared to $36.2 million in the prior year period. The increase in Adjusted EBITDA1 was due to higher revenues. Adjusted EBITDA margin1 declined 180 basis points to 14.7%, compared to 16.5% in the prior year mainly due to business mix, public company costs in the current year that existed during only a portion of the prior year, and the planned and expected normalization of margins in certain business lines following the reversal of COVID-19 related initiatives.

Operating Cash Flow Liquidity and Capital Resources

Cash flow from operating activities for the nine months ended September 30, 2021 was $13.7 million compared to cash used in operating activities of $3.9 million in the prior year period. Cash flow from operations includes payment of contingent consideration of $15.5 million and $6.4 million in current and prior year periods, respectively. Excluding acquisition-related contingent earnout payments, which are not part of day-to-day operations, cash flow from operating activities was $29.2 million compared to a cash flow of $2.5 million in the prior year period, an increase of $26.7 million. The period-over-period increase was primarily due to higher year-to-date earnings before non-cash items and cloud computing costs of $2.4 million in the prior year. These increases were partially offset by an increase in working capital of $17.6 million versus the prior year change in working capital. The increase in working capital in the current year is a result of an increase in accounts receivable and contract assets of $12.5 million, driven by higher revenues, an increase in prepaid expenses and other current assets of $1.8 million, and lower accounts payable and other accrued liabilities of $3.4 million.

At September 30, 2021, Montrose had total debt, before debt issuance costs, of $212.0 million and $16.0 million of cash. As of September 30, 2021, Montrose’s leverage ratio under its credit facility, which includes the impact of acquisition-related contingent earnout payments that may become payable in cash was 2.8 times. Pro forma for the follow-on stock issuance in October 2021, Montrose’s leverage ratio was 0.8 times.

In October 2021, Montrose completed a public offering of 2,875,000 shares of its common stock, raising approximately $169.8 million, net of underwriting discounts and commissions. The proceeds from the offering will be used for general corporate purposes, including, among other things, funding acquisitions and business expansion, working capital, capital expenditures such as investments in research, development and software, or the repayment of debt. Following the public offering, Montrose had $273.8 million of liquidity, including $148.8 million of cash and $125 million of availability on its revolving credit facility.

Recent Acquisitions

In October 2021, Montrose acquired Environmental Chemistry, Inc. (“ECI”), an environmental laboratory with a focus on Texas and the US gulf coast region. ECI is part of the Company’s Measurement and Analysis segment.

In November 2021, Montrose acquired Horizon Water and Environment, LLC (“Horizon”), an environmental consulting firm. Horizon deepens Montrose’s water resource knowledge and relationships in the Western US. Horizon is part of the Company’s Assessment, Permitting and Response Segment.

Full Year 2021 Outlook

Because demand for environmental services does not follow fiscal quarter patterns, the Company’s business is best assessed on yearly results. Given the outperformance of CTEH, continued organic growth across its segments, and the contribution of completed acquisitions, the Company now expects full year 2021 Adjusted EBITDA1 to be in the range of $75 million to $80 million, which is increased from its prior full year 2021 guidance of $70.0 million to $75.0 million in Adjusted EBITDA1.

Given the emergency response dynamic and impact of CTEH’s performance in 2021, the Company expects to initiate 2022 guidance based off its base business and a more normalized CTEH, taking into consideration acquisitions completed in 2021 and continued organic growth acceleration across other business lines.

The Company’s outlook continues to be based on a combination of high single digit organic growth plus the contribution of completed acquisitions. The outlook does not include any benefit from future acquisitions that have not yet been completed.

Webcast and Conference Call

The Company’s senior management will host a webcast and conference call on Wednesday, November 10, 2021 at 8:30 a.m. Eastern time to discuss third quarter financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-855-327-6837 (Domestic) and 1-631-891-4304 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental services company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With more than 2000 employees across over 70 locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Company to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

REVENUES	$132,578	$84,705	$402,619	$219,502
COST OF REVENUES (exclusive of depreciation and amortization shown below)	85,242	51,828	272,662	142,115
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	30,499	24,442	82,865	64,810
FAIR VALUE CHANGES IN BUSINESS ACQUISITIONS CONTINGENT CONSIDERATION	—	13,404	24,035	17,387
DEPRECIATION AND AMORTIZATION	11,471	9,740	33,145	27,084

INCOME (LOSS) FROM OPERATIONS	5,366	(14,709)	(10,088)	(31,894)
OTHER EXPENSE
Other expense	(516)	(9,637)	(1,909)	(17,534)
Interest expense—net	(1,722)	(3,043)	(11,208)	(10,896)

Total other expenses—net	(2,238)	(12,680)	(13,117)	(28,430)

INCOME (LOSS) BEFORE EXPENSE (BENEFIT) FROM INCOME TAXES	3,128	(27,389)	(23,205)	(60,324)
INCOME TAX EXPENSE (BENEFIT)	902	3,348	648	(1,563)

NET INCOME (LOSS)	$2,226	$(30,737)	$(23,853)	$(58,761)

EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	(74)	80	(17)	27

COMPREHENSIVE INCOME (LOSS)	2,152	(30,657)	(23,870)	(58,734)
ACCRETION OF REDEEMABLE SERIES A-1 PREFERRED STOCK	—	(6,542)	—	(17,601)
REDEEMABLE SERIES A-1 PREFERRED STOCK DEEMED DIVIDEND	—	(24,341)	—	(24,341)
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(4,100)	(2,870)	(12,300)	(2,870)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(1,874)	(64,490)	(36,153)	(103,573)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC AND DILUTED	26,220	21,544	25,798	13,669

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— BASIC AND DILUTED	$(0.07)	$(2.99)	$(1.40)	$(7.58)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	September 30,	December 31,
	2021	2020

ASSETS
CURRENT ASSETS:
Cash and restricted cash	$16,006	$34,881
Accounts receivable—net	66,471	54,102
Contract assets	46,270	38,576
Prepaid and other current assets	9,839	6,709

Total current assets	138,586	134,268

NON-CURRENT ASSETS:
Property and equipment—net	31,078	34,399
Operating lease right-of-use asset—net	23,111	—
Finance lease right-of-use asset—net	7,493	—
Goodwill	304,237	274,667
Other intangible assets—net	160,239	154,854
Other assets	2,874	4,538

TOTAL ASSETS	$667,618	$602,726

LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$42,373	$34,877
Accrued payroll and benefits	22,485	21,181
Business acquisitions contingent consideration, current	31,152	49,902
Current portion of operating lease liabilities	6,715	—
Current portion of finance lease liabilities	3,174	—
Current portion of long-term debt	8,750	5,583

Total current liabilities	114,649	111,543
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	4,200	4,565
Other non-current liabilities	2,446	2,523
Deferred tax liabilities—net	3,059	2,815
Conversion option	22,537	20,886
Operating lease liability—net of current portion	16,584	—
Finance lease liability—net of current portion	4,641	—
Long-term debt—net of deferred financing fees	200,876	170,321

Total liabilities	368,992	312,653

COMMITMENTS AND CONTINGENCIES
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $182.2 million at September 30, 2021 and December 31, 2020	152,928	152,928
STOCKHOLDERS’ EQUITY:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at September 30, 2021 and December 31, 2020; issued and outstanding shares: 26,525,844 and 24,932,527 at September 30, 2021 and December 31, 2020, respectively		—
Additional paid-in-capital	291,850	259,427
Accumulated deficit	(146,206)	(122,353)
Accumulated other comprehensive income	54	71

Total stockholders’ equity	145,698	137,145

TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$667,618	$602,726

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2021	2020

OPERATING ACTIVITIES:
Net loss	$(23,853)	$(58,761)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debt	803	6,445
Depreciation and amortization	33,145	27,084
Amortization of right-of-use asset	5,947	—
Stock-based compensation expense	6,587	3,439
Fair value changes in embedded derivatives	1,651	17,492
Fair value changes in business acquisitions contingent consideration	24,035	17,387
Deferred income taxes	232	(1,563)
Other	68	(1,180)
Debt extinguishment costs	4,052	—
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(15,626)	(7,736)
Prepaid expenses and other current assets	(2,492)	(1,349)
Accounts payable and other accrued liabilities	412	(4,829)
Accrued payroll and benefits	61	6,084
Payment of contingent consideration and other assumed purchase price obligations	(15,549)	(6,390)
Change in operating leases	(5,765)	—

Net cash provided by (used in) operating activities	13,708	(3,877)

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,405)	(5,366)
Proprietary software development and other software costs	(241)	(370)
Purchase price true ups	(8,562)	—
Proceeds from net working capital adjustment related to acquisitions	—	2,819
Cash paid for acquisitions—net of cash acquired	(36,480)	(173,923)

Net cash used in investing activities	(50,688)	(176,840)

FINANCING ACTIVITIES:
Proceeds from line of credit	109,000	104,390
Payments on line of credit	(72,000)	(201,980)
Proceeds from term loans	175,000	175,000
Repayment of term loan	(173,905)	(49,297)
Payment of contingent consideration and other purchase price obligations	(9,605)	(6,004)
Repayment of finance leases	(1,884)	(2,257)
Proceeds from issuance of common stock in connection with initial public offering, net of issuance costs	—	161,288
Payments of deferred offering costs	—	(2,925)
Prepayment premium on credit facility	—	(351)
Debt issuance costs	(2,590)	(4,866)
Proceeds from issuance of common stock for exercised stock options	6,032	171
Issuance of convertible and redeemable Series A-2 preferred stock and warrant	—	173,664
Redemption of the Series A-1 preferred stock	—	(131,821)
Dividend payment to the Series A-2 shareholders	(12,300)	(2,870)
Exercise of warrant options	—	25

Net cash provided by financing activities	17,748	212,167

CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(19,232)	31,450
Foreign exchange impact on cash balance	357	43
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	34,881	6,884

End of period	$16,006	$38,377

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$4,649	$9,368
Cash paid for income tax	$958	$171
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Series A-1 preferred stock deemed dividends—net of return from holders	$—	$24,341
Series A-1 preferred stock dividend paid in common shares	$—	$26,801
Accrued purchases of property and equipment	$1,171	$486
Property and equipment purchased under finance leases	$1,766	$1,753
Accretion of the redeemable series A-1 preferred stock to redeemable value	$—	$17,601
Common stock issued to acquire new businesses	$6,020	$25,000
Acquisitions unpaid contingent consideration	$35,352	$58,912
Offering costs included in accounts payable and other accrued liabilities	$—	$1,237
Acquisitions contingent consideration paid in shares	$26,084	$—

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including Adjusted EBITDA and Adjusted EBITDA margin. We calculate Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues for a given period.

Adjusted EBITDA and Adjusted EBITDA margin are two of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Adjusted EBITDA and Adjusted EBITDA margin in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Adjusted EBITDA for 2021. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020

Net income (loss)	$2,226	$(30,737)	$(23,853)	$(58,761)
Interest expense	1,722	3,043	11,208	10,896
Income tax expense (benefit)	902	3,348	648	(1,563)
Depreciation and amortization	11,471	9,740	33,145	27,084

EBITDA	$16,321	$(14,606)	$21,148	$(22,344)
Stock-based compensation (1)	2,365	1,149	6,587	3,439
Start-up losses and investment in new services (2)	1,186	602	3,276	1,283
Acquisition costs (3)	913	6	1,656	3,767
Fair value changes in financial instruments (4)	531	9,710	1,651	17,492
Expenses related to financing transactions (5)	—	—	50	277
Fair value changes in business acquisitions contingent consideration (6)	—	13,404	24,035	17,387
Short term purchase accounting fair value adjustment to deferred revenue (7)	—	—	—	243
IPO expense (8)	—	6,378	—	6,908
Discontinued service lines and closing of Berkley lab (9)	—	30	—	7,526
Other losses and expenses(10)	171	33	846	179

Adjusted EBITDA	$21,487	$16,706	$59,249	$36,157

(1)	Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors.
(2)

Represent start-up losses related to losses incurred on (i) the expansion of lab testing methods and lab capacity, including into new geographies, (ii) expansion of our Remediation and Consulting services and (iii) expansion into Europe in advance of projects driven by new regulations.

(3)	Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)	Amounts relate to the change in fair value of the embedded derivatives and warrant option attached to the Series A-1 preferred stock and the Series A-2 preferred stock.
(5)	Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)

Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7)	Purchase accounting fair value adjustment to deferred revenue represents the impact of the fair value adjustment to the carrying value of deferred revenue as of the date of acquisition of ECT2.
(8)	Represents expenses incurred by us to prepare for our initial public offering, as well as costs from IPO-related bonuses.
(9)	Represents losses from the Discontinued Service Lines and the Berkeley lab.
(10)	Represents non-operational charges incurred as a result of lease abandonments and non-capitalizable costs related to the implementation of a new ERP and net of insurance gains.